Exhibit 10.1

April 15, 2005

Cynthia Harriss

Dear Cynthia,

Congratulations on your new position with the company! At Gap Inc., we support talent development across the company and encourage employees to seek out opportunities that best fit their interests and strengths. We feel confident your new position will provide many rewarding challenges and opportunities for future career growth.

This letter is to confirm our offer to you as President, Gap North America Division. In this position you will report to Paul Pressler, President and Chief Executive Officer, Gap Inc.

Salary. Your annual salary will be $750,000, payable every two weeks. You are scheduled to receive a performance and a compensation review in March 2006, based on your time in the position.

Start Date. Your first day in your new position will be May 2, 2005.

Annual Bonus. Based on your position as Division President, you will continue to participate in the Executive Management Incentive Compensation Award Program (MICAP). Executive MICAP is an incentive program that rewards achievement of Gap Inc. and/or Division financial objectives. Under the current program, your annual target bonus will be 75% of your base salary. Depending on results, your actual bonus, if any, may be higher or lower and can reach a maximum of 150%. Your annual bonus for fiscal year 2005 will be payable in March 2006. Bonus payments will be prorated based on time in position, divisional or country assignment and changes in base salary or incentive target that may occur during the fiscal year including any changes related to your acceptance of this position. You must be actively employed by Gap Inc. on the payment date with a performance rating of “On Target” or above to receive an award. Gap Inc. has the right to modify the program at any time. Management discretion can be used to modify the final award amount. Bonus payments are subject to supplemental income tax withholding.

Beginning on the start date for your new position, the Division component of your bonus will be based on Gap North America financial results.

Cynthia Harriss

April 15, 2005

Page Two

Long-Term Incentive Awards. Your offer includes long-term incentive award(s), which give you the opportunity to share in the company’s success over time.

Stock Options. Subject to approval by the Compensation and Management Development Committee of the Board of Directors (“the Committee”) and the provisions of Gap Inc.’s stock plan, you will be granted options to purchase 300,000 shares of Gap Inc. common stock on the date when the options are approved by the Committee (the “date of grant”). The option price shall be determined by the fair market value of the stock on the date of grant. These options will become vested and exercisable as shown in the schedule below, provided you are employed with the Company or any affiliated company of Gap Inc. on the vesting date. These options must be exercised within ten years from the date of grant or within three months of your employment termination, whichever is earlier, or you will lose your right to do so.

Option to purchase 150,000 shares vesting three years from date of grant

Option to purchase 150,000 shares vesting four years from date of grant

As a participant in the Focal Review process, you may be eligible for future stock option awards provided that you continue employment with us.

Performance Stock Awards. Based on your position as Division President, you will continue to be eligible for performance stock awards. Performance stock awards reward achievement of Gap Inc. financial objectives. Under the current program, your annual target for this program is equal to 30% of your base salary. Depending on results, your actual performance stock award, if any, may be higher or lower and can reach a maximum of 60%. Performance stock awards will be prorated based on time in position, changes in base salary, or changes to the performance stock award target that may occur during the fiscal year. Awards are made in the form of performance units that are paid in Gap Inc. stock upon vesting. The number of performance units will be determined no later than April 2006 by dividing the value of the award as a percentage of base salary by the fair market value of Gap Inc. common stock on the award date, rounded down to the nearest whole performance unit. Awards are subject to approval by the Committee and the provisions of Gap Inc.’s stock plan. For fiscal 2005, the award of your performance stock units will be made no later than April 2006 provided you are employed by the Company or any affiliated company of Gap Inc. on the date of the award with a performance rating of “On Target” or above. The award will become vested 100% three years from the date of grant provided you are employed with the Company or any affiliated company of Gap Inc. on the vesting date. Gap Inc. has the right to modify the program at any time. Management discretion can be used to modify the final award amount. Awards are subject to income tax withholding upon vesting.

Cynthia Harriss

April 15, 2005

Page Three

Abide by Company Policies. You agree to abide by all applicable Company policies including, but not limited to, policies contained in the Code of Business Conduct.

Insider Trading Policies. Based on the level of your position, you will be subject to Gap Inc.’s Securities Law Compliance Manual, which among other things places restrictions on your ability to buy and sell Gap Inc. stock and requires you to pre-clear trades. If you do not already have a copy of the compliance manual, or have questions about it, you should contact Frank Garcia in Gap Inc. Stock Administration, at (415) 427-4697.

Employment Status. You understand that your employment is still “at-will”. This means that you do not have a contract of employment for any particular duration or limiting the grounds for your termination in any way or precluding Gap Inc. from revoking this offer of employment at any time. You are free to resign at any time. Similarly, the Company is free to terminate your employment at any time for any reason. The only way your at-will status can be changed is if you enter into an express written contract with the Company that contains the words “this is an express contract of employment” and is signed by an officer of the Company. In the event that there is any dispute over the terms, enforcement or obligations under this agreement, the prevailing party shall be entitled to recover from the other party reasonable attorneys fees and costs incurred to enforce the agreement.

Please review this agreement, sign one set of the enclosed originals and return to Sue Robinson at Gap Inc. You may keep the other original for your personal records.

Cynthia, congratulations on this latest achievement in your career at Gap Inc.

Yours sincerely,

/s/ Paul S. Pressler
Paul Pressler
President and Chief Executive Officer

Confirmed this 15th day of April, 2005

/s/ Cynthia Harriss
Cynthia Harriss

CONFIDENTIALITY & NON-SOLICITATION AGREEMENT

I, Cynthia Harriss, acknowledge that the services I will perform for Gap Inc. are unique and extraordinary and that I will be in a relationship of confidence and trust with Gap Inc. As a result, during my employment with Gap Inc., I will acquire “Confidential Information” that is (1) owned or controlled by Gap Inc., (2) in the possession of Gap Inc. and belonging to third parties, and/or (3) conceived, originated, discovered or developed in whole or in part by me. Confidential Information includes trade secrets and other confidential or proprietary business, technical, strategic, marketing, legal, personnel or financial information, whether or not my work product, in written, graphic, oral or other tangible or intangible forms, including, but not limited to: strategic plans; unannounced product information, specifications or designs; sales and pricing practices; computer programs; drawings, diagrams, models; vendor or customer names; employee lists or organizational charts; company telephone directories; individual employee compensation and benefits information; business or marketing plans; studies, analyses, projections and reports; communication with attorneys; and software systems and processes. Any information that is not readily available to the public shall be considered to be a trade secret and confidential and proprietary.

I agree that I will keep the Confidential Information in strictest confidence and trust, and will not, without the prior written consent of Gap Inc.’s General Counsel, directly or indirectly use or disclose to any person or entity any Confidential Information, during or after my employment, except as is necessary in the ordinary course of performing my duties while employed by Gap Inc.

I also agree that in the event of my employment termination for any reason, I will immediately deliver to Gap Inc. all company property, including all documents, materials or property of any description, or any reproduction of such materials, containing or pertaining to any Confidential Information.

Additionally, I agree that so long as I am employed by Gap Inc., and for a period of one year thereafter, I will not, directly or indirectly, on behalf of me, any other person or entity, solicit, call upon, recruit, or attempt to solicit any of Gap Inc.’s employees, consultants, customers, or vendors. I further agree that I will not directly or indirectly, on behalf of me, any other person or entity, interfere or attempt to interfere with Gap Inc.’s relationship with any person who at any time was an employee, consultant, customer or vendor or otherwise has or had a business relationship with Gap Inc.

ACKNOWLEDGED AND AGREED TO THIS 15th DAY OF APRIL, 2005.

/s/ Cynthia Harriss
Cynthia Harriss